UNDER ARMOUR REPORTS FOURTH QUARTER AND FULL YEAR RESULTS; ANNOUNCES OUTLOOK FOR 2018

Fourth Quarter Revenue up 5 Percent; Full Year Reaches $5.0 Billion

BALTIMORE, Feb. 13, 2018– Under Armour, Inc. (NYSE: UA, UAA) today announced financial results for the fourth quarter ended December 31, 2017. The company reports its financial performance in accordance with accounting principles generally accepted in the United States of America ("GAAP”). This press release refers to “currency neutral” and “adjusted” amounts, which are non-GAAP financial measures described below under the “Non-GAAP Financial Information” paragraph. References to adjusted financial measures exclude the impact of the company’s restructuring plans and recent U.S. tax reform legislation, which we refer to as the U.S. Tax Act. Reconciliations of non-GAAP amounts to the most directly comparable financial measure calculated in accordance with GAAP are presented in supplemental financial information furnished with this release. All per share amounts are reported on a diluted basis.

“After years of rapid growth and building a globally recognized brand, the dynamic landscape of 2017 was a catalyst for us to begin strategically transforming Under Armour into an operationally excellent company,” said Under Armour Chairman and CEO Kevin Plank. “A year into this journey, our fourth quarter and full year results demonstrate that the tough decisions we’re making are generating the stability necessary to create a more consistent and predictable path to deliver long-term value to our shareholders.”

Fourth Quarter 2017 Review

•	Revenue was up 5 percent to $1.4 billion (up 4 percent currency neutral).

–
Revenue to wholesale customers declined 1 percent to $733 million and direct-to-consumer revenue was up 11 percent to $575 million. Direct-to-consumer represented 42 percent of global revenue in the quarter.

–
Consistent with previous expectations, revenue in North America was down 4 percent. Strong international momentum continued with revenue up 47 percent (up 43 percent currency neutral), representing 23 percent of total revenue. Within our international business, revenue in EMEA was up 45 percent (up 37 percent currency neutral), up 56 percent in Asia-Pacific (up 55 percent currency neutral) and up 36 percent in Latin America (up 34 percent currency neutral).

–
Apparel revenue increased 2 percent to $952 million, as growth in men's training and global football was tempered by declines in the team sports and outdoor categories. Footwear revenue was up 9 percent to $246 million, driven by strength in running, offset by team sports and basketball. Accessories revenue increased 6 percent to $111 million led by men's training and running.

•
Gross margin declined 150 basis points to 43.2 percent as benefits from changes in foreign currency rates and product costs were more than offset by pricing and other inventory management initiatives, and channel mix. Adjusted gross margin, which excludes a $1 million impact from restructuring efforts, was 43.3 percent.

•
Selling, General and administrative expenses increased 40.7 percent to $591 million, or 43.3 percent of revenue, primarily due to third to fourth quarter timing shifts in marketing execution and lower incentive compensation in the prior period, as well as continued investments in the direct-to-consumer, footwear and international businesses.

•	Restructuring and impairment charges were $36 million.

•	Operating loss was $37 million. Adjusted operating income was $0 million

•	Net loss was $88 million in the fourth quarter. Excluding both a one-time charge related to the U.S. Tax Act, and the impact of the restructuring plan, adjusted net loss was $1 million.

•	Diluted earnings per share was negative $0.20. Adjusted earnings per share was $0.00.

•	Inventory increased 26 percent to $1.2 billion driven by a mid-teen percentage rate increase in North America and nearly 50 percent growth in the international business.

•	Cash and cash equivalents increased 25 percent to $312 million.

Full Year 2017 Review

•	Revenue was up 3 percent to $5.0 billion.

•	Revenue to wholesale customers declined 3 percent to $3.0 billion and direct-to-consumer revenue was up 14 percent to $1.7 billion. Direct-to-consumer represented 35 percent of global revenue in 2017.

•
North America revenue was down 5 percent. Continued international strength contributed to a 46 percent increase in revenue (up 47 percent currency neutral), representing 22 percent of total revenue. Full year revenue in EMEA was up 42 percent (up 43 percent currency neutral), up 61 percent in Asia-Pacific (up 63 percent currency neutral) and up 28 percent in Latin America (up 26 percent currency neutral).

•
Apparel revenue increased 2 percent to $3.3 billion, as strength in men’s training and golf was moderated by declines in outdoor and team sports. Footwear revenue was up 3 percent to $1.0 billion, driven by strength in running and men's training mitigated by basketball and youth. Accessories revenue increased 10 percent to $446 million led by strength in men’s training.

•
Gross margin declined 140 basis points to 45.0 percent as inventory management initiatives more than offset favorable channel mix. Adjusted gross margin, which excludes a $5 million impact from restructuring efforts, was 45.1 percent.

•
Selling, general, and administrative expenses was up 14 percent to $2.1 billion, representing 41.9 percent of revenue, an increase driven by continued investments in demand creation, and the direct-to-consumer, footwear and international businesses.

•	Restructuring and impairment charges were $124 million in 2017.

•	Operating income was $28 million. Adjusted operating income was $157 million.

•	Net loss was $48 million in 2017. Excluding both the fourth quarter one-time charge related to the U.S. Tax Act, and the impact of the restructuring plan, adjusted net income was $87 million.

•	Diluted earnings per share was negative $0.11. Adjusted diluted earnings per share was $0.19.

2017 and 2018 Restructuring Plans

On October 31, 2017, the company provided an update that it expected its restructuring plan (announced on August 1, 2017) would include approximately $140 to $150 million of pre-tax restructuring, impairment and related charges to be substantially completed in 2017. In the fourth quarter of 2017, it recognized pre-tax costs totaling $37 million comprised of $14 million in cash related charges and $23 million in non-cash charges. For the full year, $129 million of pre-tax charges were realized including $39 million in cash related charges and $90 million in non-cash related charges.

After additional review, the company has announced an additional 2018 restructuring plan identifying further opportunities to optimize operations. In conjunction with this plan, approximately $110 to $130 million of pre-tax restructuring and related charges are expected to be incurred, including:

•	Up to $105 million in cash related charges, consisting of up to $55 million in facility and lease terminations and up to $50 million in contract termination and other restructuring charges; and,

•	Up to $25 million in non-cash charges comprised of up to $10 million of inventory related charges and up to $15 million of asset related impairments.

Based on the restructuring efforts in 2017 and 2018, the company anticipates a minimum of $75 million in savings annually from these efforts in 2019 and beyond.

Full Year 2018 Outlook

Key points related to Under Armour's full year 2018 outlook include:

•	Net revenue is expected to be up at a low single-digit percentage rate reflecting a mid-single-digit decline in North America and international growth of greater than 25 percent.

•	Gross margin is expected to increase approximately 50 basis points to 45.5 percent due to benefits from lower planned promotional activity, product costs, channel mix and changes in foreign currency.

•	Operating income is expected to reach $20 million to $30 million. Excluding the impact of continued restructuring efforts, adjusted operating income is expected to be $130 to $160 million.

•	Interest and other expense net is planned at approximately $45 million.

•	Excluding the impact of the restructuring efforts, adjusted diluted earnings per share is expected to be in the range of $0.14 to $0.19; and,

•	Capital expenditures are planned at approximately $225 million compared with $275 million in 2017.

Conference Call and Webcast

Under Armour will hold its fourth quarter 2017 conference call and webcast today at approximately 8:30 a.m. Eastern Time. The call will be webcast live at http://investor.underarmour.com and will be archived and available for replay approximately three hours after the live event.

U.S. Tax Act

The U.S. Tax Act was enacted into law on December 22, 2017. The new legislation contains several key tax provisions that affect Under Armour and, as required, the company has included reasonable estimates of the income tax effects of the changes in tax law and tax rate in the company's 2017 financial results. These changes include a one-time mandatory transition tax on accumulated foreign earnings and a re-measuring of deferred tax assets, resulting in an increase to the company’s provision for income taxes of $39 million and a decrease to diluted earnings per share of $0.09 for both the fourth quarter and full year of 2017. Since the U.S. Tax Act was passed late in the fourth quarter of 2017, and ongoing guidance and additional accounting interpretation are expected over the next 12 months, the company considers the accounting of the transition tax, deferred tax re-measurements, and other items to be provisional based on potential future guidance. The company expects to finalize its estimates within the one-year measurement period allowed by the SEC.

Non-GAAP Financial Information

This press release refers to “currency neutral” and “adjusted” results as well as “adjusted” forward looking estimates of the company’s fiscal 2018 outlook. Currency neutral financial information is calculated to exclude the impact of changes in foreign currency. Management believes this information is useful to investors to facilitate a comparison of the company's results of operations period-over-period. Adjusted operating income, adjusted gross margin, adjusted effective tax rate, adjusted net income and adjusted diluted earnings per share exclude the impact of restructuring and other related charges and the impact of the U.S. Tax Act, as applicable. Management believes this information is useful to investors because it provides enhanced visibility into the company’s actual and expected underlying results excluding the impact of its restructuring plans and recent significant changes in U.S. tax laws. These non-GAAP financial measures should not be considered in isolation and should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. Additionally, the company's non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.

About Under Armour, Inc.

Under Armour, Inc., headquartered in Baltimore, Maryland is a leading innovator, marketer and distributor of branded performance athletic apparel, footwear and accessories. Designed to make all athletes better, the brand's innovative products are sold worldwide to consumers with active lifestyles. The company’s Connected Fitness™ platform powers the world’s largest digitally connected health and fitness community. For further information, please visit www.uabiz.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, our anticipated charges and restructuring costs and the timing of these measures, projected annualized savings related to our restructuring plans, the impact of recent tax reform legislation on our results of operations, the development and introduction of new products, the implementation of our marketing and branding strategies, and the future benefits and opportunities from significant investments. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “assumes,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect overall consumer spending or our industry; changes to the financial health of our customers; our ability to effectively manage our growth and a more complex global business; our ability to successfully execute our restructuring plans and realize their expected benefits; our ability to effectively drive operational efficiency in our business; any disruptions, delays or deficiencies in the design or implementation of our new global operating and financial reporting information technology system; our ability to comply with existing trade and other regulations, and the potential impact of new trade and tax regulations on our profitability; our ability to successfully manage or realize expected results from acquisitions and other significant investments or capital expenditures; our ability to effectively develop and launch new, innovative and updated products; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; risks related to foreign currency exchange rate fluctuations; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption in such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract key talent and retain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

# # #

Under Armour Contacts:
Lance Allega	Kelley McCormick
VP, Investor Relations	SVP, Corporate Communications
(410) 246-6810	(410) 454-6624

Under Armour, Inc.
For the Quarter Ended and Year Ended December 31, 2017 and 2016
(Unaudited; in thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended December 31, 2017				Year Ended December 31,
	2017	% of Net Revenues	2016	% of Net Revenues	2017	% of Net Revenues	2016	% of Net Revenues
Net revenues	$1,365,361	100.0%	$1,305,277	100.0%	$4,976,553	100.0%	$4,825,335	100.0%
Cost of goods sold	775,658	56.8%	721,573	55.3%	2,737,830	55.0%	2,584,724	53.6%
Gross Profit	589,703	43.2%	583,704	44.7%	2,238,723	45.0%	2,240,611	46.4%
Selling, general and administrative expenses	590,839	43.3%	419,804	32.2%	2,086,831	41.9%	1,823,140	37.8%
Restructuring and impairment charges	35,952	2.6%	—	—%	124,049	2.5%	—	—%
Income (loss) from operations	(37,088)	(2.7)%	163,900	12.6%	27,843	0.6%	417,471	8.6%
Interest expense, net	(9,301)	(0.7)%	(7,958)	(0.6)%	(34,538)	(0.7)%	(26,434)	(0.5)%
Other expense, net	(2,231)	(0.2)%	(1,731)	(0.1)%	(3,614)	(0.1)%	(2,755)	(0.1)%
Income (loss) before income taxes	(48,620)	(3.6)%	154,211	11.8%	(10,309)	(0.2)%	388,282	8.0%
Income tax expense	39,300	2.9%	50,981	3.9%	37,951	0.8%	131,303	2.7%
Net income (loss)	(87,920)	(6.4)%	103,230	7.9%	(48,260)	(1.0)%	256,979	5.3%
Adjustment payment to Class C capital stockholders	—	—%	—	—%	—	—%	59,000	1.2%
Net income (loss) available to all stockholders	$(87,920)	(6.4)%	$103,230	7.9%	$(48,260)	(1.0)%	$197,979	4.1%

Basic net income (loss) per share of Class A and B common stock	$(0.20)		$0.24		$(0.11)		$0.45
Basic net income (loss) per share of Class C common stock	$(0.20)		$0.24		$(0.11)		$0.72
Diluted net income (loss) per share of Class A and B common stock	$(0.20)		$0.23		$(0.11)		$0.45
Diluted net income (loss) per share of Class C common stock	$(0.20)		$0.23		$(0.11)		$0.71

Weighted average common shares outstanding Class A and B common stock
Basic	219,637		218,220		219,254		217,707
Diluted	219,637		222,802		219,254		221,944

Weighted average common shares outstanding Class C common stock
Basic	222,189		220,040		221,475		218,623
Diluted	222,189		224,777		221,475		222,904

Under Armour, Inc.
For the Quarter Ended and Year Ended December 31, 2017 and 2016
(Unaudited; in thousands)
NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended December 31, 2017			Year Ended December 31,
	2017	2016	% Change	2017	2016	% Change
Apparel	$951,666	$928,546	2.5%	$3,287,121	$3,229,142	1.8%
Footwear	246,204	224,850	9.5%	1,037,840	1,010,693	2.7%
Accessories	110,666	104,348	6.1%	445,838	406,614	9.6%
Total net sales	1,308,536	1,257,744	4.0%	4,770,799	4,646,449	2.7%
Licensing revenues	32,936	29,926	10.1%	116,575	99,849	16.8%
Connected Fitness	23,889	18,267	30.8%	89,179	80,447	10.9%
Intersegment eliminations	—	(660)	(100.0)%	—	(1,410)	(100.0)%
Total net revenues	$1,365,361	$1,305,277	4.6%	$4,976,553	$4,825,335	3.1%
NET REVENUES BY SEGMENT

	Quarter Ended December 31, 2017			Year Ended December 31,
	2017	2016	% Change	2017	2016	% Change
North America	$1,024,241	$1,072,400	(4.5)%	$3,802,406	$4,005,314	(5.1)%
EMEA	135,314	93,025	45.5%	469,997	330,584	42.2%
Asia-Pacific	123,935	79,622	55.7%	433,647	268,607	61.4%
Latin America	57,982	42,623	36.0%	181,324	141,793	27.9%
Connected Fitness	23,889	18,267	30.8%	89,179	80,447	10.9%
Intersegment eliminations	—	(660)	100.0%	—	(1,410)	100.0%
Total net revenues	$1,365,361	$1,305,277	4.6%	$4,976,553	$4,825,335	3.1%
OPERATING INCOME (LOSS) BY SEGMENT

	Quarter Ended December 31, 2017			Year Ended December 31,
	2017	2016	% Change	2017	2016	% Change
North America	$(43,945)	$157,341	(127.9)%	$20,179	$408,424	(95.1)%
EMEA	3,986	3,070	29.8%	17,976	11,420	57.4%
Asia-Pacific	12,989	13,941	(6.8)%	82,039	68,338	20.0%
Latin America	(10,910)	(6,141)	(77.7)%	(37,085)	(33,891)	(9.4)%
Connected Fitness	792	(4,311)	118.4%	(55,266)	(36,820)	(50.1)%
Income (loss) from operations	$(37,088)	$163,900	(122.6)%	$27,843	$417,471	(93.3)%

Under Armour, Inc.
As of December 31, 2017 and December 31, 2016
(Unaudited; in thousands)
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$312,483	$250,470
Accounts receivable, net	609,670	622,685
Inventories	1,158,548	917,491
Prepaid expenses and other current assets	256,978	174,507
Total current assets	2,337,679	1,965,153
Property and equipment, net	885,774	804,211
Goodwill	555,674	563,591
Intangible assets, net	46,995	64,310
Deferred income taxes	82,801	136,862
Other long term assets	97,444	110,204
Total assets	$4,006,367	$3,644,331
Liabilities and Stockholders’ Equity
Revolving credit facility, current	$125,000	$—
Accounts payable	561,108	409,679
Accrued expenses	296,841	208,750
Current maturities of long term debt	27,000	27,000
Other current liabilities	50,426	40,387
Total current liabilities	1,060,375	685,816
Long term debt, net of current maturities	765,046	790,388
Other long term liabilities	162,304	137,227
Total liabilities	1,987,725	1,613,431
Total stockholders’ equity	2,018,642	2,030,900
Total liabilities and stockholders’ equity	$4,006,367	$3,644,331

Under Armour, Inc.
For the Quarter Ended December 31, 2017
(Unaudited)
The table below presents the reconciliation of net revenue growth calculated in accordance with GAAP to currency neutral net revenue which is a non-GAAP measure. See "Non-GAAP Financial Information" above for further information regarding the Company's use of non-GAAP financial measures.
CURRENCY NEUTRAL NET REVENUE GROWTH/(DECLINE) RECONCILIATION

Quarter Ended December 31, 2017
Total Net Revenue
Net revenue growth - GAAP	4.6%
Foreign exchange impact	(1.0)%
Currency neutral net revenue growth - Non-GAAP	3.6%

North America
Net revenue decline - GAAP	(4.5)%
Foreign exchange impact	(0.3)%
Currency neutral net revenue decline - Non-GAAP	(4.8)%

EMEA
Net revenue growth - GAAP	45.5%
Foreign exchange impact	(8.5)%
Currency neutral net revenue growth - Non-GAAP	37.0%

Asia-Pacific
Net revenue growth - GAAP	55.7%
Foreign exchange impact	(1.1)%
Currency neutral net revenue growth - Non-GAAP	54.6%

Latin America
Net revenue growth - GAAP	36.0%
Foreign exchange impact	(2.2)%
Currency neutral net revenue growth - Non-GAAP	33.8%

Total International
Net revenue growth - GAAP	47.4%
Foreign exchange impact	(4.5)%
Currency neutral net revenue growth - Non-GAAP	42.9%

Under Armour, Inc.
For the Year Ended December 31, 2017
(Unaudited)
The table below presents the reconciliation of net revenue growth calculated in accordance with GAAP to currency neutral net revenue which is a non-GAAP measure. See "Non-GAAP Financial Information" above for further information regarding the Company's use of non-GAAP financial measures.
CURRENCY NEUTRAL NET REVENUE GROWTH/(DECLINE) RECONCILIATION

Year Ended December 31, 2017
Total Net Revenue
Net revenue growth - GAAP	3.1%
Foreign exchange impact	—%
Currency neutral net revenue growth - Non-GAAP	3.1%

North America
Net revenue decline - GAAP	(5.1)%
Foreign exchange impact	(0.1)%
Currency neutral net revenue decline - Non-GAAP	(5.2)%

EMEA
Net revenue growth - GAAP	42.2%
Foreign exchange impact	0.3%
Currency neutral net revenue growth - Non-GAAP	42.5%

Asia-Pacific
Net revenue growth - GAAP	61.4%
Foreign exchange impact	1.6%
Currency neutral net revenue growth - Non-GAAP	63.0%

Latin America
Net revenue growth - GAAP	27.9%
Foreign exchange impact	(1.8)%
Currency neutral net revenue growth - Non-GAAP	26.1%

Total International
Net revenue growth - GAAP	46.4%
Foreign exchange impact	0.4%
Currency neutral net revenue growth - Non-GAAP	46.8%

Under Armour, Inc.
For the Quarter Ended December 31, 2017
(Unaudited)
The table below presents the reconciliation of the Company's consolidated statement of operations presented in accordance with GAAP to certain adjusted non-GAAP financial measures discussed in this press release. See "Non-GAAP Financial Information" above for further information regarding the Company's use of non-GAAP financial measures.

Quarter Ended December 31, 2017
	GAAP	Impact of Restructuring Plan		Impact of U.S. Tax Act	Adjusted (Non-GAAP)
Net revenues	$1,365,361	$—		$—	$1,365,361
Cost of goods sold	775,658	(1,480)		—	774,178
Gross Profit	589,703	1,480		—	591,183
Gross Margin	43.2%	0.1%		—%	43.3%
Selling, general and administrative expenses	590,839	—		—	590,839
Restructuring and impairment charges	35,952	(35,952)		—	—
Income (loss) from operations	(37,088)	37,432		—	344
Interest expense, net	(9,301)	—		—	(9,301)
Other expense, net	(2,231)	—		—	(2,231)
Income (loss) before income taxes	(48,620)	37,432		—	(11,188)
Income tax expense (benefit)	39,300	(11,076)	(a)	(38,833)	(10,609)
Effective Income Tax Rate	(80.8)%	(171.5)%		347.1%	94.8%
Net income (loss)	$(87,920)	$48,508		$38,833	$(579)

Diluted net income (loss) per share of Class A and B common stock	$(0.20)	$0.11		$0.09	$—
Diluted net income (loss) per share of Class C common stock	$(0.20)	$0.11		$0.09	$—

(a) - The adjustment to fourth quarter income tax expense (benefit) includes true-ups to prior quarters’ income tax expense (benefit) as a result of changes in the estimated annual effective tax rate.

Under Armour, Inc.
For the Year Ended December 31, 2017
(Unaudited)
The table below presents the reconciliation of the Company's consolidated statement of operations presented in accordance with GAAP to certain adjusted non-GAAP financial measures discussed in this press release. See "Non-GAAP Financial Information" above for further information regarding the Company's use of non-GAAP financial measures.

Year Ended December 31, 2017
	GAAP	Impact of Restructuring Plan	Impact of U.S. Tax Act	Adjusted (Non-GAAP)
Net revenues	$4,976,553	$—	$—	$4,976,553
Cost of goods sold	2,737,830	(5,077)	—	2,732,753
Gross Profit	2,238,723	5,077	—	2,243,800
Gross Margin	45.0%	0.1%	—%	45.1%
Selling, general and administrative expenses	2,086,831	—	—	2,086,831
Restructuring and impairment charges	124,049	(124,049)	—	—
Income (loss) from operations	27,843	129,126	—	156,969
Interest expense, net	(34,538)	—	—	(34,538)
Other expense, net	(3,614)	—	—	(3,614)
Income (loss) before income taxes	(10,309)	129,126	—	118,817
Income tax expense (benefit)	37,951	32,572	(38,833)	31,690
Effective Income Tax Rate	(368.1)%	427.5%	(32.7)%	26.70%
Net income (loss)	$(48,260)	$96,554	$38,833	$87,127

Diluted net income (loss) per share of Class A and B common stock	$(0.11)	$0.21	$0.09	$0.19
Diluted net income (loss) per share of Class C common stock	$(0.11)	$0.21	$0.09	$0.19

Under Armour, Inc.
Outlook For the Year Ended December 31, 2018
The table below presents the reconciliation of the Company's fiscal 2018 outlook for income from operations calculated in accordance with GAAP to adjusted operating income, which is a non-GAAP financial measure. See "Non-GAAP Financial Information" above for further information regarding the Company's use of non-GAAP financial measures.
ADJUSTED OPERATING INCOME RECONCILIATION

	Year Ended December 31, 2018
(in millions)	Low End	High End
Income from operations	$20	$30
Add: Estimated impact of restructuring(1)	110	110
Adjusted operating income	$130	$140

(1) The estimated impact of restructuring plan presented above assumes the low end of the Company’s estimated range of 2018 restructuring and related charges.

The company is not able to provide a reconciliation of the non-GAAP adjusted effective tax rate or adjusted diluted earnings per share to the GAAP effective tax rate or diluted earnings per share for its 2018 outlook. As a result of the 2018 restructuring plan, the company’s GAAP net income for fiscal year 2018 is expected to be insignificant, and therefore the GAAP effective tax rate is subject to a significant variability. Given this variability, the company cannot provide a meaningful outlook of the GAAP effective tax rate or diluted earnings per share without unreasonable effort. These non-GAAP measures exclude the impact of the 2018 restructuring plan.

BRAND HOUSE AND FACTORY HOUSE DOOR COUNT

	As of December 31,
	2017	2016
Factory House	162	151
Brand House	19	18
North America total doors	181	169

Factory House	57	37
Brand House	57	35
International total doors	114	72

Factory House	219	188
Brand House	76	53
Total doors	295	241